EXHIBIT a(1)(v)
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING CLASS A ORDINARY SHARES INCLUDING CLASS A ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES
OF
WANDA SPORTS GROUP COMPANY LIMITED
AT
$1.70 PER CLASS A ORDINARY SHARE
AND
$2.55 PER AMERICAN DEPOSITARY SHARE
BY
WANDA SPORTS & MEDIA (HONG KONG) HOLDING CO. LIMITED
A WHOLLY OWNED SUBSIDIARY OF
WANDA CULTURE HOLDING CO., LTD
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 29, 2021, UNLESS THE OFFER IS EXTENDED.
December 23, 2020
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Securities Intermediaries:
We have been engaged by Wanda Sports & Media (Hong Kong) Holding Co. Limited, a limited liability company incorporated under the laws of Hong Kong (“Purchaser”) to act as Information Agent (the “Information Agent”) in connection with the offer to purchase (the “Offer”) all class A ordinary shares of Wanda Sports Group Company Limited, a company incorporated  in Hong Kong SAR, People’s Republic of China (the “Company”), no par value (the “Class A Ordinary Shares”) including all Class A Ordinary Shares represented by American depositary shares (the “ADSs,” with every two ADSs representing three Class A Ordinary Shares), at a purchase price of $1.70 in cash per Class A Ordinary Share and $2.55 in cash per ADS (the “Offer Price”), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 2020 (the “Offer to Purchase”), and in the related ADS Letter of Transmittal.

All capitalized terms not otherwise defined herein are defined in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 29, 2021, UNLESS THE OFFER IS EXTENDED.
Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:
1.	the Offer to Purchase, dated as of December 23, 2020;
2.
a printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the Offer;

3.	the ADS Letter of Transmittal, for information purposes; and
4.
a Notice of Guaranteed Delivery, to be used by your clients to accept the Offer if the procedures set forth in the Offer to Purchase to tender ADSs cannot be completed prior to 5:00 p.m., New York City time, on the Initial Expiration Date.

Your attention is directed to the following:
1.	The Offer commenced on December 23, 2020 and will expire at 5:00 p.m., New York City time, on January 29, 2021, unless extended.
2.	The Offer is subject to the satisfaction or waiver of the conditions described in Section 11 – “Conditions to the Offer” of the Offer to Purchase.
3.
Purchaser will not pay any brokerage fees or commissions to any broker or dealer or to any other person (other than to the Information Agent and the Tender Agent) in connection with the solicitation of tenders of ADSs or Class A Ordinary Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other securities intermediaries will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

4.
If required by U.S. federal income tax laws, American Stock Transfer & Trust Company, LLC (the “Tender Agent”) generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of ADSs pursuant to the Offer.

5.
To validly tender ADSs, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), and all other required documents (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the Tender Agent at one of its addresses set forth at the end of the Offer to Purchase as soon as possible and in any event before 5:00 p.m., New York City time, on the Initial Expiration Date, unless the Offer is extended.

a.          In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs in the Offer, the ADSs must be tendered by the holder’s securities intermediary before 5:00 p.m., New York City time, on the Initial Expiration Date. Further, before 5:00 p.m., New York City time, on the Initial Expiration Date, the Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into the Tender Agent’s account at The Depository Trust Company or (ii) an Agent’s Message (as described in the Offer to Purchase) before 5:00 p.m., New York City time, on the Initial Expiration Date.
b.          Holders of ADSs that cannot deliver such ADSs and all other required documents to the Tender Agent before 5:00 p.m., New York City time, on the Initial Expiration Date may nevertheless tender such ADSs by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures described in the Offer to Purchase.
6.	Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for the ADSs.
7.
The Board of Directors of the Company has approved seeking the delisting of the ADSs from the Nasdaq Global Select Market by filing a Form 25 with the SEC (the “Delisting”), such Delisting to be effective as of January 29, 2021. Upon the Delisting, the ADSs will no longer be tradeable and there will be no listing of any securities of the Company on any stock exchange in the United States or elsewhere.

8.
The Board of Directors of the Company has also approved the termination of the Deposit Agreement (“Deposit Agreement”) with Deutsche Bank Trust Company Americas (the “ADS Depositary”), pursuant to which the ADSs were issued, effective as of January 29, 2021. Thereafter, the ADS Depositary will no longer provide any other services in respect of the ADSs, including registration of any transfers of ADSs.

9.
A holder of ADSs tendering ADSs in the Offer will not bear any cancellation fees payable to the Depositary and/or Hong Kong stamp duty.  Cancellation fees payable to the Depositary and/or stamp duty on transfer of Class A Ordinary Shares will apply in other situations, as described in the Offer to Purchase.

10.
Any surrender of ADSs and corresponding withdrawal of Class A Ordinary Shares under the Deposit Agreement will be subject to a cancellation fee of $0.05 per ADS payable to the ADS Depositary and Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (to be borne by the holder), and any subsequent tender of Class A Ordinary Shares (but not ADSs) in the Offer would be subject to Hong Kong stamp duty of 0.2% of the value of the underlying Class A Ordinary Shares (of which 0.1% of the value of the underlying Class A Ordinary Shares would be borne by Purchaser).

11.
Acting upon the unanimous recommendation of an independent board committee comprised solely of independent and disinterested directors, the Board of Directors of the Company has recommended that holders of Class A Ordinary Shares and ADSs accept the Offer and tender their Class A Ordinary Shares or ADSs to Purchaser pursuant to the Offer, as applicable.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU, THE INFORMATION AGENT, THE TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
Questions or requests for assistance or additional copies of the Offer to Purchase, the Share Letter of Transmittal, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone number set forth below.
MacKenzie Partners, Inc.
1407 Broadway
New York, New York 10018
(212) 929-5500
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com